CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our auditors report dated May 3, 1996 (covering the years ended February 28, 1994 and 1995 and February 29, 1996) for Arizona Rent-A-Car Systems, Inc. into this Registration Statement on Form S-8 of Team Rental Group, Inc. We also consent to the reference to our firm under the caption "Experts."


Michael Silver & Company
Certified Public Accountants
Skokie, Illinois
May 30, 1996